As filed with the Securities and Exchange Commission on July 30, 2025

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

Lithia Motors, Inc.
(Exact name of registrant as specified in its charter)

Oregon	93-0572810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lithia Motors, Inc. 2013 Amended and Restated Stock Incentive Plan
(Full title of the plan)

Tina Miller
Senior Vice President and Chief Financial Officer
Lithia Motors, Inc.
150 N. Bartlett Street
Medford, Oregon 97501
(Name and address of agent for service)

(541) 776-6401
(Telephone number, including area code, of agent for service)

Copy to:

Allison C. Handy
Perkins Coie LLP
1301 Second Avenue, Suite 4200
Seattle, Washington 98101
(206) 359-3295

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Non-accelerated filer	Accelerated filer	Smaller reporting company	Emerging growth company
☒	☐	☐	☐	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
At the Annual Meeting of Shareholders of Lithia Motors, Inc. (the “Registrant”) held on April 24, 2025, the shareholders of the Registrant approved an amendment and restatement of the Lithia Motors, Inc. 2013 Amended and Restated Stock Incentive Plan (the “Plan”) increasing the number of shares of common stock of the Registrant (“Common Stock”) authorized for issuance pursuant to the Plan from 3,800,000 shares to 4,960,000 shares.

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register the additional 1,160,000 shares of Common Stock authorized to be issued under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 24, 2025;

(b)the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, filed with the Commission on April 24, 2025 and July 30, 2025, respectively;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2025, March 3, 2025, April 15, 2025, April 23, 2025, April 25, 2025, July 15, 2025, July 17, 2025, and July 29, 2025; and

(d)the description of the Registrant’s Common Stock included as Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 24, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.   Description of Securities.

               Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

               Not Applicable.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, the Registrant is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:
•the conduct of the individual was in good faith;
•the individual reasonably believed that the individual’s conduct was in the best interests of the corporation or at least not opposed to the corporation’s best interests; and
•in the case of a criminal proceeding, the individual did not have reasonable cause to believe the individual’s conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceedings, or if a court of competent jurisdiction orders the corporation to indemnify the director. Unless a corporation’s articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification to the same extent as a director.

Under the OBCA, a corporation may not, however, indemnify a director in connection with:

•a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation; or
•a proceeding that charged the director with and adjudged the director liable for improperly receiving a personal benefit.

The Registrant’s Restated Articles of Incorporation (the “Articles”) provide that it will indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of or arising from the fact that the person is or was a director or officer of the Registrant or one of its subsidiaries, or is or was serving at the request of the Registrant as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by such person if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. For actions by or in the right of the Registrant, such indemnification will be provided if the person acted in good faith, provided, however, that such indemnification will not be provided if such person has been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Registrant, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Registrant, or for any distribution to shareholders which is unlawful under the OBCA, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

In addition, the Registrant has entered into an indemnity agreement with each of its directors and officers that provides each of them with indemnity protection to the fullest extent permitted by law, except on account of an indemnitee’s conduct which constitutes a breach of such indemnitee’s duty of loyalty to the Registrant or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall limit or eliminate the liability of a director for:

•any breach of the directors’ duty of loyalty to the corporation or its shareholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•any distribution that is unlawful under the OBCA; or
•any transaction from which the director derived an improper personal benefit.

The Registrant’s Articles limit liability of its directors for money damages for conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, the Registrant’s Articles would incorporate such amendment on its effective date.

The OBCA also provides that a corporation may purchase and maintain insurance on behalf of an individual against any liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, even if the corporation had no power to indemnify the individual against such liability under the OBCA. Lithia maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.   Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit Number	Description of Exhibit
5.1*	Opinion of Perkins Coie LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1*	Lithia Motors, Inc. 2013 Amended and Restated Stock Incentive Plan.
107*	Filing Fee Table.
* filed herewith

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, the State of Oregon, on July 30, 2025.

LITHIA MOTORS, INC.

By:	/s/ Bryan B. DeBoer
Bryan B. DeBoer
President and Chief Executive Officer

Each of the undersigned hereby constitutes and appoints, jointly and severally, Tina Miller and David Stork, or either of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bryan B. DeBoer	Director, President and Chief Executive Officer (Principal Executive Officer)	July 30, 2025
Bryan B. DeBoer

/s/ Tina Miller	Tina Miller Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 30, 2025
Tina Miller

/s/ Sidney B. DeBoer	Chairman of the Board	July 30, 2025
Sidney B. DeBoer

/s/ James E. Lentz	Director	July 30, 2025
James E. Lentz

/s/ Stacy C. Loretz-Congdon	Director	July 30, 2025
Stacy C. Loretz-Congdon

/s/ Shauna F. McIntyre	Director	July 30, 2025
Shauna F. McIntyre

/s/ Cassandra M. McKinney	Director	July 30, 2025
Cassandra M. McKinney

/s/ Louis P. Miramontes	Director	July 30, 2025
Louis P. Miramontes